Exhibit 99.1

[SIRVA, Inc. logo]

news release

FOR IMMEDIATE RELEASE

SIRVA Prices Secondary Public Offering of Common Stock at $22.00 Per Share

CHICAGO, June 10, 2004 – SIRVA, Inc., (NYSE: SIR), a global relocation services provider, announced today the secondary public offering of its shares has been priced at $22.00 per share.  All of the shares in the offering will be sold by selling stockholders.

The selling stockholders are offering 18,500,000 shares to be sold in the offering.  The underwriters have an option to purchase up to an additional 2,775,000 shares from one of the selling stockholders.  SIRVA will not receive any of the proceeds from the sale of the shares.

Credit Suisse First Boston, Goldman, Sachs & Co. and Morgan Stanley are acting as joint book-running managers for the offering.  Deutsche Bank Securities is acting as lead manager and Banc of America Securities LLC, Citigroup and JPMorgan are acting as co-managers for the offering.

A prospectus relating to the offering may be obtained from Credit Suisse First Boston LLC, One Madison Avenue, New York, NY 10010 (telephone number: 212-325-2580), from the offices of Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004 (telephone number: 212-902-1171) or from Morgan Stanley & Co. Incorporated, Prospectus Department, 1585

Broadway, New York, NY 10036 (telephone number: 212-761-6775).

About SIRVA, Inc.

SIRVA, Inc. is a leader in providing relocation solutions to a well-established and diverse customer base around the world.  The company is the leading global provider that can handle all aspects of relocations end-to-end within its own network, including home purchase and home sale services, household goods moving, mortgage services and insurance.  SIRVA conducts more than 365,000 relocations per year, transferring corporate and government employees and moving individual customers.  The company operates in more than 40 countries with approximately 7,700 employees and an extensive network of agents and other service providers.  SIRVA’s well-recognized brands include Allied, northAmerican, Global, and SIRVA Relocation in North America; Pickfords in the U.K.; Maison Huet in France; Kungsholms in Sweden; ADAM in Denmark; Majortrans Flytteservice in Norway; Arthur Pierre in Belgium; Varekamp in The Netherlands, and Allied Pickfords in the Asia Pacific region.  More information about SIRVA can be found on the company’s Web site at www.sirva.com.

Investor Contact

John Springer

Vice President

Investor Relations

630-468-4797

Media Contacts

Jim Trainor

Vice President

Corp. Communications

630-468-4828 (work)

630-334-7865 (cell)

Chuck Dohrenwend

Broadgate Consultants

212-232-2227

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